EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

Beacon Power Announces First Quarter 2007 Results

WILMINGTON, Mass. – May 3, 2007 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, Beacon Power reported revenue of $393,000 and a net loss of $3,090,000, or ($0.05) per share, compared to revenue of $289,000 and a net loss of $2,822,000, or ($0.05) per share, in the first quarter of 2006.

During the first quarter of 2007, Beacon Power incurred costs of $1,660,000 in research and development expense, compared to $1,061,000 in the first quarter of 2006. Research and development expense increased primarily due to increased expenses for development materials, increased headcount-related expenses resulting from hiring of engineering personnel and other expenses to support the continuation of our flywheel development and design of our initial frequency regulation facility. Selling, general and administrative expense was $1,414,000 during the first quarter of 2007, compared to $1,930,000 in the first quarter of 2005, a reduction of $516,000, or approximately 27%. This reduction is due primarily to lower stock compensation expense, as well as a reduction in legal and professional fees and public company expenses.

Beacon Power Corporation • 234 Ballardvale St. Wilmington, MA 01887 • Phone: 978.694.9121

Fax: 978.694.9127

www.beaconpower.com

At March 31, 2007, the Company had $12.1 million in cash and cash equivalents, with working capital of $10.5 million. On February 15, 2007, the Company raised $10.6 million by selling approximately 11.8 million shares of common stock with associated five year warrants to purchase 5.9 million shares at an exercise price of $1.33 per share. Beacon will use these funds to complete the development of the Smart Energy 25 flywheel and the design of the Smart Energy Matrix™ flywheel frequency regulation plant. The Company anticipates having its first megawatt of commercial frequency regulation in service in April 2008.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now in development following the successful conclusion of scale-power demonstrations in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the possibility that our stock may be removed from the Nasdaq Stock Market if we are unable to meet minimum bid price or other compliance criteria; conditions in target markets; limited experience manufacturing any product and no experience supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that may be needed following a recent malfunction that occurred while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; the potential for intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2007	2006

Revenue	$ 392,706	$ 288,595
Cost of goods sold	392,246	244,925
Gross profit	460	43,670

Operating expenses:
Selling, general and administrative	1,414,359	1,929,532
Research and development	1,659,558	1,061,445
Depreciation and amortization	25,968	21,229
Casualty loss	107,943	-
Total operating expenses	3,207,828	3,012,206

Loss from operations	(3,207,368)	(2,968,536)

Other income, net	117,750	146,886
Loss to common shareholders	$ (3,089,618)	$ (2,821,650)

Loss per share, basic and diluted	$ (0.05)	$ (0.05)
Weighted-average common shares outstanding	65,432,694	58,700,036

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007 (unaudited)	2006 (audited)
Assets
Current assets:
Cash and cash equivalents	$ 12,136,155	$ 5,251,337
Accounts receivable, trade	128,855	506,402
Unbilled costs on government contracts	211,795	133,240
Prepaid expenses and other current assets	688,272	777,276
Total current assets	13,165,077	6,668,255
Property and equipment, net	427,569	415,406
Restricted cash	174,346	174,346
Total assets	$ 13,766,992	$ 7,258,007

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 205,580	$ 453,077
Accrued compensation and benefits	494,929	456,075
Other accrued expenses	915,691	834,832
Advance billings on contracts	220,386	445,719
Accrued contract loss	566,915	821,032
Restructuring reserve	255,893	347,408
Total current liabilities	2,659,394	3,358,143

Stockholders’ equity:
Common stock	713,429	595,247
Additional paid-in-capital	164,605,565	154,426,395
Deficit accumulated during the development stage	(153,498,557)	(150,408,939)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	11,107,598	3,899,864

Total liabilities and stockholders’ equity	$ 13,766,992	$ 7,258,007

SOURCE:

Beacon Power Corporation